Exhibit 21
DISH NETWORK CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of December 31, 2008

	State or
	Country of	% of
Subsidiary	Incorporation	Ownership		Name Doing Business As
EchoStar Orbital Corporation	Colorado	100%		EOC
EchoStar Orbital Corporation II L.L.C.	Colorado	100%		EOC II
DISH DBS Corporation	Colorado	100%		EDBS
DISH Network L.L.C.	Colorado	100	%(1)	ESLLC
EchoStar Satellite Operating Corporation L.L.C.	Colorado	100	%(1)	SATCO
Echosphere L.L.C.	Colorado	100	%(1)	Echosphere
Dish Network Service L.L.C.	Colorado	100	%(1)	DNSLLC

(1)	This is a subsidiary of DISH DBS Corporation